Exhibit (p)(18)

Altair Advisers LLC

Code of Ethics

Revised December 1, 2013

As an investment adviser, Altair Advisers, LLC (the “Firm”) owes its clients the highest duty of diligence and loyalty. Accordingly, one of the fundamental policies of the Firm is to avoid any conflict of interest. In furtherance of this fundamental policy, the Firm has adopted the CFA Institute Code of Ethics and Standards of Professional Conduct (the “Code”). This is included as Appendix A. The Firm has further developed Policies and Procedures to Prevent the Misuse of Inside Information (Appendix B) and Policies and Procedures on Personal Trading (Appendix C), which are also part of the Code. In addition, as part of this Code, all employees, members and officers must comply with all applicable federal securities laws (i.e., the Securities Act of 1933, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment advisers and any rules adopted thereunder by the SEC or the Department of the Treasury).

The Code applies to each employee of the Firm. Employees include all employees of Altair Advisers and RIA Management Inc, including all interns (whether paid or unpaid) and full- and part-time employees. Each Employee should consult with the Chief Compliance Officer regarding any question about the Code or other issues relating to the Firm’s fiduciary obligations to its clients before taking any action. The Firm requires its employees to report any violations of the code promptly to the Chief Compliance Officer (CCO) Altair encourages such reporting and will take steps to prevent any unwarranted actions or retaliation against reporting employees. Please refer to the Altair’s Employee Handbook manual for additional information about our Whistleblower Policy and the requirements of the law.

Appendix A

CFA Institute

CODE OF ETHICS

AND STANDARDS OF

PROFESSIONAL CONDUCT

PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by setting high standards of education, integrity, and professional excellence. High ethical standards are critical to maintaining the public’s trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst® [CFA®] designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, revocation of candidacy in the CFA Program, and revocation of the right to use the CFA designation.

THE CODE OF ETHICS

Members of CFA Institute (including CFA charterholders) and candidates for the CFA designation (“Members and Candidates”) must:

•   Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

•   Place the integrity of the investment profession and the interests of clients above their own personal interests.

•   Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•   Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

•   Promote the integrity of and uphold the rules governing capital markets.

•   Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

STANDARDS OF PROFESSIONAL CONDUCT

I. PROFESSIONALISM

A.                                    Knowledge of the Law. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B.                                    Independence and Objectivity. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

C.  Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

O. Misconduct. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II. INTEGRITY OF CAPITAL MARKETS

A.                                    Material Nonpublic Information. Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B.  Market Manipulation. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III. DUTIES TO CLIENTS

A. Loyalty, Prudence, and Care. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests.

B. Fair Dealing. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C. Suitability.

1. When Members and Candidates are in an advisory relationship with a client, they must:

a.    Make a reasonable inquiry into a client’s or prospective client’s investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

b.    Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

c.     Judge the suitability of investments in the context of the client’s total portfolio.

2. When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must make only investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

D. Performance Presentation. When communicating investment performance information, Members and Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E. Preservation of Confidentiality. Members and Candidates must keep information about current, former, and prospective clients confidential unless:

1.         The information concerns illegal activities on the part of the client or prospective client,

2.         Disclosure is required by law, or

3.         The client or prospective client permits disclosure of the information.

IV. DUTIES TO EMPLOYERS

A.                                   Loyalty. In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B.                                    Additional Compensation Arrangements. Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with or might reasonably be expected to create a conflict of interest with their employer’s interest unless they obtain written consent from all parties involved.

C.                                    Responsibilities of Supervisors. Members and Candidates must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code and Standards by anyone subject to their supervision or authority.

V. INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS

A. Diligence and Reasonable Basis. Members and Candidates must:

1.         Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

2.         Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B. Communication with Clients and Prospective Clients. Members and Candidates must:

1.    Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

2.    Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

3.         Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C. Record Retention. Members and Candidates must develop and maintain appropriate records to support their investment analyses, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI. CONFLICTS OF INTEREST

A.                                    Disclosure of Conflicts. Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B. Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C.                                    Referral Fees. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from or paid to others for the recommendation of products or services.

VII. RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A.                                    Conduct as Members and Candidates in the CFA Program. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations.

B.                                    Reference to CFA Institute, the CFA Designation, and the CFA Program. When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA program.

CFA Institute	www.cfainstitute.org

APPENDIX B: Policy & Procedures To Prevent The Misuse of Inside Information

1.                                      Policy: Altair Advisers, LLC (the “Firm”) has adopted this policy and the procedures that follow to prevent the misuse of material, non-public information in securities transactions.

Violations of this Code may also violate the federal securities laws. Sanctions for violations of the federal securities laws, particularly violations of the antifraud provisions, include fines, money damages, injunctions, imprisonment, and bars from certain types of employment in the securities business.

The Firm may also impose sanctions on the Employee, including unwinding a transaction, forfeiture of any profit from a transaction, reduction in salary, censure, suspension or termination of employment. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

2.                                      Scope of the Policy: This policy is drafted broadly; it will be applied and interpreted in a similar manner. The policy applies to securities trading and information handling by members, officers and employees of the Firm (including spouses, minor children and adult members of their households).

The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the policy in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to this policy to the Firm’s Chief Compliance Officer or his delegate. You also must notify the Firm’s Chief Compliance Officer or his delegate immediately if you have any reason to believe that a violation of the policy has occurred or is about to occur.

3.                                      Policy on Insider Trading: No person to whom this policy applies may trade, either personally or on behalf of others, on the basis of (e.g., while aware) inside information; nor may such Firm personnel communicate material, non-public information to others in violation of the law.

(a) Definition of Material Information. Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct questions about whether information is material to the Firm’s Chief Compliance Officer or his delegate.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s heard on the Street column.

(b)                            Definition of non-public: Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

(c)                             Identifying, (inside information): In order to be “inside information,” information must not only be material and non-public, it must be information about a security or issuer that was (i) acquired in violation of a duty to keep the information confidential, or (ii) misappropriated. For example, if an officer of an issuer breaches his duty to the issuer and conveys information that should have been kept confidential, that information is “inside information,” even if you learn it third- or fourth hand. In contrast, a conclusion drawn by a securities analyst from publicly-available information is not inside information, even if the analyst’s conclusion is both material and non-public.

Deciding whether information that is material and non-public is “inside” information is often difficult. For that reason, the Firm’s policies are triggered once you become aware of material, non-public information, whether or not the information is “inside” information that will result in trading restriction.

(d)                                 Trading restrictions: Before executing any trade for yourself or others, if you think you are aware of material, non-public information, you should take the following steps:

(i)                                          Report the information and proposed trade immediately to the Chief Compliance Officer or his delegate.

(ii)                                       Do not purchase or sell the securities on behalf of yourself or others, until the Firm has made a determination as to the need for trading restrictions.

(iii)                               Do not communicate the information inside or outside the Firm (other than to the Chief Compliance Officer or his delegate).

(iv)                              After the Chief Compliance Officer or his delegate has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, whether any trading restrictions apply and what action, if any, the Firm should take.

You should consult with the Chief Compliance Officer or his delegate before taking any action. This degree of caution will protect you, our clients and the Firm.

(e)                                  Contacts with public companies: For the Firm, contacts with executives at public companies represent opportunities where confidential information may be obtained. Difficult legal issues arise, however, when, in the course of these contacts, an employee or other person subject to this policy becomes aware of material, non-public information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. To protect yourself, your clients and the Firm, you should contact the Chief Compliance Officer or his delegate immediately if you believe that you are aware of material, non-public information.

(f)                                   Tender offers: Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” on the basis of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. The Firm employees and others subject to this policy should exercise particular caution any time they become aware of non-public information relating to a tender offer.

4.                                      Procedures: The following procedures have been established to aid the members, officers and employees of the Firm in avoiding insider trading and to aid the Firm in preventing, detecting and imposing sanctions against insider trading. Every member, officer and employee of the Firm must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer or his delegate.

(a)                                 Personal Securities Transactions: All personal securities transactions are subject to the Firm’s Code of Ethics.

(b)                                 High-Risk Trading Activities: Certain high-risk trading activities, if used in the management of a member, officer or employee’s personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the duration of the transaction. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase (“call”) or sell (“put”) securities at certain predetermined prices. Members, officers and employees should understand that short sales and trading in derivative instruments involve special risks - derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owed by each member, officer and employee to the Firm may heighten those risks. For example, if the Firm becomes aware of material, non-public information about the issuer of the underlying securities, the Firm personnel may find themselves “frozen” in a position in a derivative security. The Firm will not bear any losses resulting in personal accounts through the implementation of this policy.

(c)                                  Restrictions on disclosures (“Chinese Walls”): Members, officers and employees shall not disclose any non-public information (whether or not it is material) relating to the Firm or its securities transactions to any person outside the Firm (unless such disclosure has been authorized).

(i)                                     Do not communicate: Material, non-public information may not be communicated to anyone, including persons within the Firm, except as provided in Section 3 above. Conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

(ii)                                  Security: Material, non-public information must be secured. For example, access to files containing material, non-public information and computer files containing such information should be restricted, including by maintenance of such materials in locked cabinets, or through the use of passwords or other security devices for electronic data.

APPENDIX C: Personal Trading Rules and Procedures

I.                                           GENERAL STANDARDS

A.                                    Fair Dealing. Each Employee shall act in a manner consistent with the obligation of the Firm and each person covered by the Code to deal fairly with all clients when taking investment action. Any investment ideas obtained by any Employee in the course of such Employee’s work for the Firm shall be made available for use by the Firm’s clients prior to any personal trading or investment by any Employee based on such ideas, including trading or investment by an Employee directly or indirectly.

B.                                    Personal Securities Transactions. No Employee may purchase or sell any “security” (as defined below) in which the Employee has a beneficial interest except in accordance with this Code. See Schedule A for examples of situations in which a person covered by the Code will be deemed to have a beneficial interest in a security for purposes of the Code.

C.                                    Gifts, Favors, and, Gratuities. An Employee may not accept any gift, favor, gratuity or invitation offered by any broker, client, approved company (i.e., a company whose securities are held by a Firm client), supplier, or other person or organization with whom the Firm has a business relationship that creates a conflict between the Employee’s personal financial interest and the interests of the Firm’s clients. Specifically, an Employee may not accept any such gift, favor, gratuity or invitation except those extended as a customary courtesy of business life. The value of any gift, favor, gratuity or invitation is not to exceed $250. Prohibited gifts or gratuities include the receipt of any credit facility, personal investment opportunities or other special treatment from any broker or dealer that is not available from that broker or dealer to similarly situated customers of the Firm.

No Employee should offer any gift, favor, gratuity, or invitation that influences decision-making or otherwise creates a conflict of interest on the part of the intended recipient.

D.                                    Confidentiality. Information relating to any client’s portfolio or activities is strictly confidential and shall not be disclosed, orally or in writing, to anyone outside the Firm, unless that Employee has been specifically authorized to release that information.

E.                                    Service as a Director. No Employee shall serve on the board of directors (or equivalent) of any company with a class of publicly-held securities, unless such service has been authorized by the Chief Compliance Officer. Board service increases the likelihood of becoming aware of material, non-public information.

Please refer to the Firm’s Policy and Procedures to Prevent the Misuse of Inside Information (Appendix B).

F.                                     Exemptions from the Code’s Provisions. The purpose of the Code is to prevent the damage that might result from a conflict between the interests of an Employee and the Firm’s clients. For that reason, the Chief Compliance Officer has the authority to grant an exemption, in advance of any proposed transaction, from any provision of this Code (except the provisions requiring reporting of personal securities transactions) if, in the judgment of the Chief Compliance Officer, the proposed conduct would involve negligible opportunity for abuse.

II. TRANSACTIONS COVERED BY THE CODE AND EXEMPT TRANSACTIONS

The Code regulates personal securities transactions as a part of the effort by the Firm to detect and prevent conduct that might create actual or potential conflicts of interest with a client. The Code prohibits certain transactions (as listed in Section II.B) and establishes reporting requirements for all non-prohibited transactions except those listed as exempt in Section II.C.

A.                                    Transactions Covered by the Code. Every transaction in a security by or for the benefit of an Employee is subject to the Code.

The term “Security” is defined very broadly for purposes of the Code and includes all stock, debt obligations and other instruments. Transactions involving options, warrants, and futures contracts are subject to the same restrictions and procedures as those set forth in this Code with respect to the underlying securities. The term security does not include (i) a direct obligation of the Government of the United States; (ii) a bankers’ acceptance, bank certificate of deposit, commercial paper or high quality short-term debt instrument, including a repurchase agreement; (iii) shares issued by a money market fund; (iv) shares issued by an open-end registered investment company, except those investment companies that are exchange-traded or advised or sub-advised by the Firm or any of its affiliates (a “reportable fund”); or (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds. An open-end mutual fund offers redeemable securities whereas an ETF (exchange traded fund) is traded on an exchange, and therefore, is considered to be a reportable fund.

The Code covers transactions in the personal account of an Employee, the account of any member of the Employee’s immediate family (including spouse, minor children or any relative living in the Employee’s home), any other account in which the Employee’s has a direct or indirect financial or “beneficial” ownership interest (“Covered Accounts”). As required by the Securities and Exchange Commission, beneficial interest is defined broadly; see Schedule A to the Code for examples of ownership arrangements covered

Having a beneficial interest in a security for purposes of the Code is not necessarily the same thing as ownership for other purposes (including, for example, tax purposes).

If you have any questions about whether a transaction is covered by the Code, or whether you have a beneficial ownership in any security, contact the Chief Compliance Officer before taking any action.

B. Prohibited Transactions

1.                                      Fraudulent Practices. No Employee shall employ any device, scheme or artifice to defraud any client or prospective client, or engage in fraudulent, deceptive or manipulative practices.

2.                                      Front-Running. No Employee shall engage in “front-running” an order or recommendation made by any third-party investment manager hired by any client of the Firm, even if the recommendation is for someone other than a client of the Firm. Front-running consists of executing a transaction in the same or underlying securities, options, rights, warrants, convertible securities, or other related securities, in advance of block or large transactions of a similar nature likely to affect the value of the securities, based on the knowledge of the forthcoming transaction or recommendation.

3.                                      Inside Information. No Employee may purchase or sell any security prohibited by the Policy on Insider Trading.

4.                                      Initial Public Offerings. No Employee may purchase any equity security or any security convertible into an equity security in an initial public offering of that security, except with the prior approval of the Chief Compliance Officer.

5.                                      Private Placements. No Employee may purchase any security in a private placement (i.e., an offering that is exempt from registration pursuant to either Section 4(2) or 4(6) of the Securities Act of 1933) without the prior approval of the Chief Compliance Officer.

See Policy & Procedures To Prevent The Misuse of Inside Information (Appendix B) for more information and definitions.

C.                               Exempt Transactions. The following transactions are exempt from the reporting provisions of this Code:

1.                                      purchases or sales effected in any account over which an Employee has no or indirect influence or control or in any account of the Employee which is managed on a discretionary basis by a person other than the Employee and with respect to which the Employee does not, in fact, influence or control purchase or sale transactions; and

2.                                      transactions effected pursuant to an Automatic Investment Plan (i.e., a program in which the regular periodic purchases (or withdrawals) are made automatically in (or from) an investment account(s) in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

III. Reports of Personal Investments and Transactions.

A. Initial Compliance Certification

Every Employee shall, no later than ten (10) business days after the person begins employment, certify that he or she has read and understands the Code (including all appendices and schedules) and is in compliance with the Code as of the date of hire. The Employee must sign the Initial Compliance Certification (attached as Exhibit A) and return the executed copy to the Chief Compliance Officer or his designee. Each Employee is required to identify in the Initial Compliance Certification each brokerage or other account in which covered and non-covered securities may be held, in which the Employee has a beneficial interest, that the Employee controls or in which the Employee shares profits. In addition to identification of accounts, each Employee must also submit a holdings schedule, dated no more than 45 days before the initial date of employment, of covered securities held in the accounts which are listed in the Initial Compliance Certification.

Holdings schedules must include:

•                                          Name of Security

•                                          Ticker symbol or CUSIP number

•                                          Type of security

•                                          Number of shares

•                                          Principal amount

•                                          Name of the broker or custodian in which securities are held for the Employee’s direct or indirect benefit

•                                          Date of the report.

B. Annual Compliance Certification

Every Employee shall, no later than July 31 each year, file an Annual Compliance Certification for the year ending the preceding June 30 (attached as Exhibit B) containing the same information required in the Initial Compliance Certification as described above.

C. Quarterly Reporting of Personal Securities Transactions

In addition to the above Initial and Annual Compliance Certifcate requirements, every Employee shall also report to the Chief Compliance Officer, on a quarterly basis, all transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial interest in the security. Reports required to be made under this paragraph shall be made on a Quarterly Transactions Report (form attached as Exhibit C) not later than 30 days after the end of the calendar quarter in which the transaction was effected. A report shall be made in a format that contains the following information:

•                           the date of the transaction;

•                           the title and the number of shares, bonds, units, or other relevant quantity (as the case may be) of each security involved;

•                           the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•                           the price at which the transaction was effected; and

•                           the name of the broker, dealer, bank or other financial institution with or through whom the transaction was effected.

D. Exempt Transactions

An Employee need not submit a report with respect to:

a)             Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

b)             Transactions effected for non-reportable securities

c)              Transactions effected pursuant to an automatic investment plan, e.g. a dividend reinvestment plan;

d)             A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Altair holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

e)              Any transaction or holding report if Altair has only one Employee, so long as the firm maintains records of the information otherwise required to be reported.

IV. ADMINISTRATION OF THE CODE

A.                                    Annual Certification

a. Each year the Firm will recirculate the Code (or any amendments) to its Employees. At that time each Employee is required to sign the Annual Compliance Certification referred to above and return the executed copy to the Chief Compliance Officer acknowledging receipt of the Code.

Information reported under the Code will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from regulatory agencies.

B.                                    Review of Personal Securities Transactions.

a.         The Chief Compliance Officer or someone under his or her supervision shall review all personal securities transaction and holdings reports. The Chief Compliance Officer shall also maintain a “watch list” of securities with respect to which an Employee of the Firm has become aware of material, non-public information. As part of the Chief Compliance Officer’s review of personal trading, the Chief Compliance Officer will investigate any personal trading by an Employee in a security on the watch list to his/her reasonable satisfaction.

b.         See Procedure for Employee Initial, Annual and Quarterly Compliance Reporting and Administration for more detailed information (Attached as Exhibit D)

V. VIOLATIONS OF THE CODE

If the Chief Compliance Officer determines that an Employee has violated, or the Chief Compliance Officer has a reasonable basis to believe that an Employee has violated, any of the provisions of this Code, the Firm may impose sanctions on the Employee, including unwinding a transaction, forfeiture of any profit from a transaction, reduction in salary, censure, suspension or termination of employment.

Violations of this Code may also violate the federal securities laws. Sanctions for violations of the federal securities laws, particularly violations of the antifraud provisions, include fines, money damages, injunctions, imprisonment, and bars from certain types of employment in the securities business.

SCHEDULE A

EXAMPLES OF BENEFICIAL OWNERSHIP

You will be deemed to have a beneficial interest in a security for purposes of the Code in the circumstances listed below.

1.                                      Securities held by you for your own benefit, whether such securities are in bearer form, registered in your own name, or otherwise;

2.                                      Securities held by others for your benefit (regardless of whether or how such securities are registered), such as, for example, securities held for you by custodians, brokers, relatives, executors, or administrators;

3.                                      Securities held by a pledgee for your account;

4.                                      Securities held by a trust in which you have an interest. A remainder interest will confer beneficial ownership only if you have power to exercise or share investment control over the trust.

5.                                      Securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an interest in the trust.

6.                                      Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or share investment control;

7.                                      Securities held by any non-public partnership in which you are a partner to the extent of your interest in partnership capital or profits;

8.                                      Securities held by a personal holding company controlled by you alone or jointly with others;

9.                                      Securities held in the name of your spouse unless legally separated, or in the name of you and your spouse jointly;

10.                               Securities held in the name of your minor children or in the name of any immediate family member of you or your spouse (including an adult child) who is presently sharing your home. This applies even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household;

11.                               Securities held in the name of any person other than you and those listed in paragraphs (9) and (10), above, if by reason of any contract, understanding,

relationship, agreement, or other arrangement you obtain benefits substantially equivalent to those of ownership;

12.                               Securities held in the name of any person other than you, even though you do not obtain benefits substantially equivalent to those of ownership (as described in (11), above), if you can vest or revest title in yourself.

EXHIBIT A

ALTAIR ADVISERS LLC

CODE OF ETHICS

INITIAL COMPLIANCE CERTIFICATION

1.                                I certify that:

a.              I have read and understand the Altair Advisers LLC Code of Ethics

b.              And as of the date of hire listed below, I am in compliance with the Code.

2.                                  Below is listed each brokerage or other account which may hold reportable or nonreportable securities in which I have a beneficial interest, control or share the profits (“Covered Accounts”).

3.                                        Select one of the following:

I have attached a holdings report for each account listed above, dated no more than 45 days before the date of hire listed below, which details the reportable securities in which I have a beneficial interest as defined in the Code or

There are no reportable securities held in the Covered Accounts listed above.

Date of Hire:

Date of Certification:

Signature:

Print Name:

The undersigned,                                                  in my capacity as the Chief Compliance Officer, hereby certifies receipt of this Initial Compliance Certification on the          day of                 , 20     .

Chief Compliance Officer

EXHIBIT B

ALTAIR ADVISERS LLC

Code of Ethics

ANNUAL COMPLIANCE CERTIFICATION

1. I certify that:

a.              I have re-read and understand the Altair Advisers LLC Code of Ethics and Compliance Policy (the “Code”),

b.              During the past year I have complied with the requirements of the Code, and

c.               I have reported all securities transactions required to be reported under the Code.

Below is listed each brokerage or other account which may hold reportable or nonreportable securities in which I have a beneficial interest, control or share the profits (“Covered Account”).

Select one of the following:

I have attached a holdings report for each account listed above, dated no later than June 30th of each year, which details the reportable securities in which I have a beneficial interest as defined in the Code or

There are no reportable securities held in the Covered Accounts listed above.

Signature:

Print Name:

Year-End:

The undersigned,                                                        , inmy capacity as the Chief Compliance Officer, hereby certifies receipt of this Annual Compliance Certification on the               day of                                 , 20         .

Chief Compliance Officer

Exhibit C

ALTAIR ADVISERS LLC

Code of Ethics

Quarterly Compliance Report
For the Quarter Ended

Employee Name:

This Quarterly Compliance Report must be filed within 30 days after the end of each calendar quarter by all Employees of the Firm. This report should list all accounts opened by the Employee, those where reportable or non-reportable securities may be held for the direct or indirect benefit of the Employee (“Covered Accounts”), during the report period.

If you are an Employee, you must file this report whether or not you held or opened any Covered Accounts which may hold reportable or non-reportable during the period. Each report must cover all accounts in which you have a direct or indirect beneficial ownership interest (unless you have no influence or control over such accounts) and all non-client accounts that you manage or with respect to which you give investment or voting advice.

Did you open any accounts in which Securities are held for your direct or indirect benefit during the above quarter?

Yes ☐                                                                                                                                  No ☐

Did you have any reportable transactions in Covered Accounts during the above quarter?

Yes ☐                                                                                                                   No ☐

If you answered “Yes” to either question above, please complete the information on the next page. Copies of brokerage statements may be attached to a signed report in lieu of setting forth the information otherwise required. Use additional copies of this form if necessary. To the best of my knowledge and belief, the answers set out in this Report are true and correct.

Date Submitted	Signature

The undersigned,                                , in my capacity as the Chief Compliance Officer, hereby certifies receipt of this Quarterly Compliance Report on the                day of                 , 20        .

Chief Compliance Officer

Part I

Below is listed each brokerage or other account opened during the quarter, in which I have a beneficial interest, control or share the profits:

Part II

Below is the detail of transactions in covered securities in which I have a direct or beneficial interest:

a) Date of the Transaction	b) Name/Title of the covered investment	c) Ticker symbol or CUSIP	d) Number of shares held	e) Principal amount of each covered security	f)Nature of the transaction	g) Price at which the transaction was affected	h) Name of the broker, dealer or bank

Employee Name:

Date Submitted:

2

Exhibit D

Altair Advisers LLC

Procedure for Employee Initial, Annual and
Quarterly Compliance Reporting and Administration
Under the Altair Advisers LLC Code of Ethics

I. General Overview

A. The Altair Advisers Code of Ethics requires that all employees (full time and part time):

1.              Complete an Initial Compliance Certification within 45 days of hire date which lists all brokerage accounts which the employee owns or in which the employee holds a beneficial interest together with a detailed listing of reportable securities held in those accounts

2.              Complete an Annual Compliance Certification by June 30th of each year which certifies that the employee has read and is in compliance with the Code of Ethics and also lists all brokerage accounts which the employee owns or in which the employee holds a beneficial interest together with a detailed listing of covered securities held in those accounts

3.              Complete a Quarterly Compliance Report by the last day of the month end following the quarter end. This report includes an Employee’s agreement that they are following the Code and also includes a report of all reportable transactions in Covered Accounts.

B. Responsibility for Review

1.              The Director of Administration/Controller is responsible for the collection of this information from employees and maintains the records for the Company. The following of a summary of the procedures used to affect this process.

2.              The Chief Compliance Officer is presented with all collected certifications / reports for review and sign off. (Note: The Managing Director of Investment Operations is to review all certifications and reports of the Chief Compliance Officer.)

II. Initial Compliance Certifications

A.            All new employees are provided with a copy of the Code of Ethics during the new employee orientation conducted by the Director of Administration on their first day of employment. The employee is required to complete the certification process summarized above and described in more detail in the Altair Advisers Code of Ethics within 10 business days of the start date and the information presented must be current (within 45 days of hire date for any statements).

B.            The Initial Compliance Certification received from the new employee(s) is/are included with the Quarterly Compliance Reports in presentation to the Chief Compliance Office by the Director of Administration in the next quarterly reporting period.

III. Annual Compliance Certifications

A. Upon completion of the quarter ended June 30, in conjunction with the quarterly process described below, the Director of Administration announces the deadline for delivery of

a.                  An Annual Compliance Certification from each employee stating that each employee has re-read and understands the Code of Ethics

b.                  A list of all Covered Accounts, those owned by the employee or in which the employee has a beneficial interest

c.                   A list of reportable securities held in the Covered Accounts

B. Receipt of these documents is noted on the Compliance Reporting Control Report and held in the pending file until all employee responses have been received

C. When all employees have delivered their certifications, the certifications together with the Compliance Reporting Control Report, are delivered to the CCO for his review. (Note - the report provided by the Chief Compliance Officer (CCO) is reviewed by the Managing Director in charge of Investment Operations.)

IV. Quarterly Compliance Reports

A.                The Director of Administration maintains a master list of that is updated each quarter to reflect the employees who are required to complete a Quarterly Compliance Report. (Compliance Reporting Control Report attached).

B.            Subsequent to the end of each quarter, the Director of Administration announces to all employees via Altair Advisers’ intranet the deadline for delivery of the Quarterly Compliance Report. Employees are required to deliver their report no later than the last business day of the month following the end of each calendar quarter

C.                As employees deliver their Quarterly Compliance Reports, the Director indicates that the report has been received and retains the report in a pending file. The file is held until all employees have responded

D.            When all employees have delivered their reports, the reports together with the Compliance Reporting Control Report are delivered to the Chief Compliance Officer for his review. (Note - the report provided by the Chief Compliance Officer (CCO) is reviewed by the Managing Director in charge of Investment Operations.)

V. Post-Review

A. Upon completion of review by the CCO, all certifications and reports are returned to the Director of Administration. The certifications and reports are then filed in an employee file and the Compliance Reporting Control Report is filed reports by date. A master file of reports received from employees is also maintained.

VI. Record Keeping Requirements

A. The Chief Compliance Officer or his designees as detailed below shall be responsible for maintaining the following records for at least five years after the date of the decision/document pertaining to this Code:

B.            A copy of the Firm’s Code of Ethics as adopted and implemented will be maintained by the CCO or Managing Director of Investment Operations.

C.            Violations and Resolutions: A record of any violation of the Code, and of any action taken as a result of the violation will be kept by the CCO or Director of Administration

D.            Acknowledgements and Certifications: A record of all written acknowledgments as required by Rule 204A-1(a)(5) for each Employee will be kept by the CCO or Director of Administration

E.             Holding and Transaction Reporting: A record of each holding and transaction report made by an access person as required by Rule 204A-1(b), including any information provided under paragraph (b)(3)(iii) of that section in lieu of such reports will be kept by the CCO or Director of Administration